Exhibit 99.1

Steel Partners and Handy & Harman Sign Definitive Agreement

For Steel Partners To Acquire

Remaining Shares of Handy & Harman It Does Not Own

NEW YORK, N.Y. — June 26, 2017--Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, and Handy & Harman Ltd. (NASDAQ: HNH), a diversified global industrial company, today announced they have signed a definitive merger agreement under which Steel Partners will acquire the remaining shares of Handy & Harman it does not currently own.

Steel Partners currently owns approximately 70% of Handy & Harman’s outstanding shares. Under the agreement, Steel Partners, together with a wholly owned subsidiary of Steel Partners, will commence an exchange offer to acquire all the outstanding shares of Handy & Harman’s common stock (not owned by Steel Partners or any of its affiliated entities) for 1.484 Series A preferred units of Steel Partners for each Handy & Harman share tendered. Receipt of the preferred units, based on their liquidation preference of $25.00 per unit, will thus provide Handy & Harman stockholders with $37.10 of value for each share of Handy & Harman common stock tendered in the offer. The preferred units, which currently trade on the New York Stock Exchange under the ticker symbol “SPLPPRA,” (1) bear a cumulative distribution at a rate of 6.0% per annum, (2) mature in February 2026 and (3) will provide Handy & Harman’s stockholders with either cash or Steel Partners common units upon maturity or earlier redemption at the option of Steel Partners. In addition, Steel Partners will offer to repurchase or redeem, for cash on a pro rata basis, 20% of its preferred units by February 2020.

“The transaction represents an important milestone in the growth and development of Steel Partners,” said Warren Lichtenstein, Executive Chairman. “It is consistent with the implementation of our business simplification plan and exemplifies our strategy of cost-effectively streamlining our corporate structure.”

Bill Fejes, President and Chief Executive Officer of Handy & Harman Group Ltd., said, “The agreement provides significant value to the stockholders of Handy & Harman. It will allow our operating team to focus expressly on customers and growing our business, while essentially eliminating the added expense of Handy & Harman being a separate publicly traded company.”

The definitive agreement was unanimously approved by a special committee of the Board of Directors of Handy & Harman, consisting solely of independent directors, as well as the Boards of Directors of each of Handy & Harman and the general partner of Steel Partners.

Upon completion of the transaction, which is expected in the second half of 2017, Handy & Harman will no longer be publicly traded.

Consummation of the exchange offer is subject to customary conditions, including the tender of a number of shares of Handy & Harman’s common stock that constitutes at least (1) a majority of Handy & Harman’s outstanding shares and (2) a majority of Handy & Harman’s outstanding shares not owned by Steel Partners or any of its affiliates, as well as other customary conditions.

Steel Partners’ advisors included legal advisors Olshan Frome Wolosky LLP, Pepper Hamilton LLP as tax counsel, and Corporate Fuel Securities, LLC as financial advisor. Duff & Phelps LLC acted as financial advisor to the Handy & Harman special committee, and Graubard Miller served as legal counsel to the special committee.

Important Information

The exchange offer described in this press release has not yet commenced. This press release is for informational purposes only and it is neither an offer to purchase or exchange nor a solicitation of an offer to sell or exchange shares of Handy & Harman’s common stock, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. At the time the exchange offer is commenced, Steel Partners will file a tender offer statement on Schedule TO and a Registration Statement on Form S-4, containing a prospectus/offer to exchange, a form of letter of transmittal and other related exchange offer documents, with the United States Securities and Exchange Commission (the “SEC”). In addition, Handy & Harman will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Steel Partners and Handy & Harman may also file other documents with the SEC regarding the transaction. Handy & Harman’s stockholders are strongly advised to read the exchange offer materials carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about such exchange offer that Handy & Harman’s stockholders should consider prior to making any decisions with respect to such exchange offer. Handy & Harman’s stockholders will be able to obtain a free copy of any such documents filed with the SEC at the website maintained by the SEC at www.sec.gov.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

About Handy & Harman

Handy & Harman Ltd. (www.handyharman.com) is a diversified manufacturer of engineered niche industrial products, with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, the company focuses on high-margin products and innovative technology and serves customers across a wide range of end markets. Handy & Harman's diverse product offerings are marketed throughout the United States and internationally.

Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Steel Partners and Handy & Harman, the expected timetable for completing the transaction, future financial and operating results, benefits of the proposed transaction, future opportunities for Steel Partners’ and Handy & Harman’s businesses and any other statements by management of Steel Partners and Handy & Harman concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Risks and uncertainties include the satisfaction of closing conditions for the proposed transaction; the possibility that the proposed transaction will not be completed, or if completed, not completed on a timely basis; the ability of Steel Partners to successfully integrate Handy & Harman’s business; and the risk that the expected benefits of the proposed transaction may not be realized or maintained.

Neither Steel Partners nor Handy & Harman can give any assurance that the proposed transaction will be completed or that the conditions to the proposed transaction will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in Steel Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Handy & Harman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other filings by Steel Partners and Handy & Harman with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov. Many of the factors that will determine the outcome of the proposed transaction are beyond Steel Partners’ and Handy & Harman’s ability to control or predict. Neither Steel Partners nor Handy & Harman undertakes to update any forward-looking statements as a result of new information or future events or developments.

For more information, contact:

PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com